UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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PERRY ELLIS INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

GEORGE FELDENKREIS FELDENKREIS FAMILY FOUNDATION, INC. OSCAR FELDENKREIS MARY ELLEN KANOFF SCOTT A. LAPORTA MATTHEW MCEVOY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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George Feldenkreis, together with the other participants named herein (collectively, “Feldenkreis”), intends to file a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for the election of his slate of director nominees at the 2018 annual meeting of shareholders of Perry Ellis International, Inc., a Florida corporation (the “Company”).

On May 18, 2018, Mr. Feldenkreis issued the following press release:

GEORGE FELDENKREIS NOMINATES FOUR HIGHLY QUALIFIED INDIVIDUALS FOR ELECTION TO THE BOARD OF PERRY ELLIS

•	George Feldenkreis nominates Oscar Feldenkreis, Mary Ellen Kanoff, Scott A. LaPorta and Matthew McEvoy for Perry Ellis Board prior to nomination deadline to preserve rights as a shareholder.
•	Perry Ellis’ largest shareholder urges the Board to finalize negotiations for his proposal to acquire the Company at an attractive, all-cash premium for all shareholders.

MIAMI, FL / May 18, 2018 / Business Wire / -- George Feldenkreis, the largest shareholder of Perry Ellis International, Inc. ("Perry Ellis" or the "Company") (Nasdaq: PERY) with approximately 10.8% of the Company’s outstanding common stock, announced today that he has nominated Oscar Feldenkreis, Mary Ellen Kanoff, Scott A. LaPorta and Matthew McEvoy for election to the board of directors (the "Board") of Perry Ellis in connection with the Company's upcoming 2018 annual meeting of shareholders (the "Annual Meeting").

On February 6, 2018, Mr. Feldenkreis, the former President and Chief Executive Officer of the Company, submitted a letter1 to the Board with a proposal to acquire all of the outstanding common stock of Perry Ellis not already beneficially owned by Mr. Feldenkreis at a price of $27.50 per share (the “Proposal”). Mr. Feldenkreis believes that the Proposal presents an opportunity for Perry Ellis shareholders to realize an attractive, all-cash premium for their shares in a challenging operating environment.

Since submitting the Proposal, Mr. Feldenkreis has acted in good faith and devoted considerable time and resources to expeditiously negotiate a transaction with the Special Committee of the Board. Mr. Feldenkreis has provided drafts of his debt financing commitment letters to the Special Committee, which together with an equity rollover, provides firm financing to support the Proposal. Mr. Feldenkreis had hoped to sign a definitive agreement with the Company by the deadline set by the Company for the submission of director nominees for the Annual Meeting of Friday, May 18, 2018. Instead, the Company has sought additional time and proposed a third extension of the nomination deadline. Given the amount of time that has passed since the Proposal was submitted to the Board and Mr. Feldenkreis’ belief that any remaining issues in the definitive agreement could be resolved without the need for an extension, Mr. Feldenkreis has determined to preserve his rights as a shareholder and nominate a slate of directors for election at the Annual Meeting.

Mr. Feldenkreis intends to continue negotiations with the Special Committee and its advisors to achieve a value-enhancing transaction that will benefit all shareholders. Mr. Feldenkreis reserves all rights to modify the Proposal based on actions taken by the Special Committee.

Mr. Feldenkreis’ nominees:

Oscar Feldenkreis has served as the Company’s Chief Executive Officer and President since April 2016. Oscar Feldenkreis was elected the Company’s Vice President and a director in 1979 and joined the Company on a full-time basis in 1980. Oscar Feldenkreis has been involved in all aspects of the Company’s operations since that time and was elected President/COO, in February 1993, and Vice Chairman of the Board in March 2005. He is on the board of the American Apparel & Footwear Association, President of the Friends of the Israel Defense Forces (FIDF), Greater Miami Chapter, member of the Leadership Council of the Greater Miami Jewish Federation, an advisory board member of the Miami Fashion Institute for Miami-Dade College, an advisory board member of My Mela and an advisory board member for the University of Pennsylvania’s Wharton School of Business Retail. Oscar Feldenkreis is deemed to beneficially own approximately 7.7% of the Company’s outstanding common stock.

Mary Ellen Kanoff has been the Chief Legal Officer and General Counsel of Peninsula Pacific, a private equity firm focused in long-term investments and managing businesses in the consumer, gaming and industrial service sectors, since joining Peninsula Pacific in July 2013. Prior to joining Peninsula Pacific, she served as a corporate partner at the law firm of Latham & Watkins for over 25 years, specializing in corporate finance, mergers and acquisitions, and general company representation. Ms. Kanoff serves on the board of Concrete Pumping Holdings, Inc. and Vorteq Coil Finishers, LLC, two of Peninsula Pacific’s portfolio companies. Ms. Kanoff also serves on the University of California, Berkeley Foundation Board of Trustees, the Providence of St. John’s Health Center Board and the Chrysalis Board of Directors, a non-profit organization helping homeless men and women find and retain employment.

Scott LaPorta has served as the President and Chief Operating Officer of Neurobrands, LLC, a functional beverages brand, since January 2017. Previously, Mr. LaPorta was President of Bolthouse Farms, a brand of super premium juices, smoothies, salad dressings, and fresh carrots, from August 2015 to July 2016 and served as its Chief Financial Officer and Chief Operating Officer from September 2009 to July 2015. Prior to that, Mr. LaPorta served as the Chief Executive Officer of Global Consumer Acquisition Corporation, a public fund focused on consumer businesses, in 2007 to 2008. From 2002 to 2006, Mr. LaPorta served in various capacities at Levi Strauss, Inc., including as President of Levi Strauss Signature USA, Levi Strauss Mexico and Canada from 2004 to 2006 and as Senior Vice President of Finance, Strategy and Sales, North America from 2002 to 2003. Previously, Mr. LaPorta held key leadership roles at Park Place Entertainment, including serving as a Director of Jupiters Limited, an Australian public gaming company.

Matthew McEvoy is a senior luxury goods executive with over 25 years’ experience working with consumer companies.  Since September 2017, Mr. McEvoy has served as an independent strategic advisor.   From 2002 until September 2017, Mr. McEvoy held several executive roles at Burberry Group plc, a London-based luxury apparel and accessories company, including Chief of Strategy and Business Development, from 2008 until his departure, and SVP Strategy, Licensing and Investor Relations from 2002 to 2008.   Prior to joining Burberry, Mr. McEvoy spent nearly 15 years at Goldman Sachs & Co., a global investment banking, securities and investment management firm, where he held positions of increasing responsibility, including Vice President of the High Technology Group and Retail and Apparel Focus Group. Mr. McEvoy has served as an independent director of Vera Bradley, Inc., a publicly listed branded retailer, since August 2011.

About George Feldenkreis:

George Feldenkreis is the founder of Supreme International, which started designing and importing apparel in 1967, eventually went public in 1993, and changed its name to Perry Ellis International, Inc. upon completing the acquisition of the brand in 2000. George Feldenkreis has been an owner of the Company for over 50 years, its president, CEO, and Chairman of the Board since 1967 until September 2017, and continues to be a member of the Board.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

George Feldenkreis, together with the other participants named herein (collectively, “Feldenkreis”), intends to file a preliminary proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of shareholders of Perry Ellis International, Inc. ("Perry Ellis" or the "Company"), a Florida corporation (the “Company”).

FELDENKREIS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A BLUE PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, MACKENZIE PARTNERS, INC.

The participants in the proxy solicitation are expected to be George Feldenkreis, Oscar Feldenkreis, the Feldenkreis Family Foundation, Inc. (the “Foundation”), Mary Ellen Kanoff, Scott A. LaPorta and Matthew McEvoy (collectively, the “Participants”).

As of the date hereof, George Feldenkreis directly beneficially owned 1,590,572 shares of Common Stock, $0.01 par value (the “Common Stock”) of the Company.  George Feldenkreis, as the President and Director of the Foundation, may be deemed to beneficially own an additional 122,316 shares of Common Stock beneficially owned directly by the Foundation.  As of the date hereof, Oscar Feldenkreis may be deemed to beneficially own 1,223,329 shares of Common Stock, including (a) 844,235 shares of Common Stock held by a revocable trust of which Oscar Feldenkreis is the trustee, (b) 150,000 shares of Common Stock held by three irrevocable trusts, each of which holds 50,000 shares of Common Stock, of which Oscar Feldenkreis’ spouse is the trustee, and (c) 229,094 shares of Common Stock held directly, which includes (i) 7,388 shares of restricted stock that vest on April 20, 2019, (ii) 44,333 shares of performance stock granted in April 2016, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2019 (and he may be entitled to additional performance shares if the Company exceeds the performance goals), (iii) 13,144 shares of restricted stock that vest in two remaining annual installments beginning on April 25, 2019, (iv) 39,425 shares of performance stock granted in April 2017, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2020 (and he may be entitled to additional performance shares if the Company exceeds the performance goals), (v) 15,849 shares of restricted stock that vest over three years beginning April 9, 2019, and (vi) 31,693 shares of performance stock that vest up to 100% if certain performance goals are met and the Reporting Person is employed by the Company on the last day of fiscal 2021 (and the Reporting Person may be entitled to additional performance shares if the Company exceeds the performance goals). Mr. Oscar Feldenkreis has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted and performance shares until the shares have vested. As of the date hereof, none of Ms. Kanoff or Messrs. LaPorta and McEvoy beneficially owned any shares of Common Stock.

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365

rlalani@bayfieldstrategy.com

Investor Contacts:

Daniel Burch

MacKenzie Partners, Inc.

212-929-5748

dburch@mackenziepartners.com

Laurie Connell

MacKenzie Partners, Inc.

212-378-7071

lconnell@mackenziepartners.com

___________________________

1The letter hyperlinked in the above press release is set forth in its entirety:

GEORGE FELDENKREIS

4810 NW 74 Ave

Miami, FL 33166

(305) 499-9789

February 6, 2018

Board of Directors

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, Florida 33172

Ladies and Gentlemen:

As you know, I am the largest stockholder of Perry Ellis International, Inc. (“PERY” or the “Company”), owning approximately 11.3% of the Company’s outstanding common stock. I am also the founder of Supreme International, which started designing and importing apparel in 1967, eventually went public in 1993, and changed its name to Perry Ellis International, Inc. upon completing the acquisition of the brand in 2000. I have been an owner of the Company for over 50 years, its president, CEO, and Chairman of the Board since 1967 until September 2017, and continue to be a member of the PERY Board of Directors (the “Board”). Accordingly, I care deeply about the long-term health and growth of the Company.

I have previously advised the Board, and disclosed publicly in my Schedule 13D filing, that I have been reviewing the Company’s strategy and financial position so as to maintain the value of my significant investment in PERY shares over the long term. I am not comfortable with the motivations, strategy and oversight of the existing Board and believe shareholder value will suffer under this Board’s stewardship. As the largest single shareholder of PERY, I am not prepared to stand by and see my economic interest mismanaged. After careful consideration and analysis, I believe the most favorable alternative for all stakeholders is a “going private” transaction that I propose herein with the financial support of Fortress Credit Advisors LLC, on behalf of itself and/or as agent on behalf of one or more funds or accounts managed by affiliates of Fortress Credit Advisors LLC (“Fortress”), which is an affiliate of Fortress Investment Group LLC, a leading alternative investment firm.

The branded apparel and retail sector is in the midst of unprecedented disruption and competition that necessitate conviction in strategy and long-term orientation toward investment in our brands, capabilities and people. Under the current public company paradigm, PERY is constrained by short-term objectives and a risk averse Board unprepared to underwrite the business initiatives and opportunities that will drive shareholder value. Shareholders will suffer under the status quo.

I believe that the Company, its licensees and its employees would benefit greatly in the long run from private ownership of PERY, which would enable the Company to execute a long-term value creation strategy. Alongside my own equity roll-over contribution, Fortress is prepared to commit substantial capital resources to the Company, in the form of both debt and equity to help fund future acquisitions, new licenses and an aggressive organic growth strategy.

Proposal and Valuation

I have devoted a substantial amount of time and resources preparing this proposal that delivers fair and compelling value to PERY shareholders and provides substantial assurance of closing on a timely basis.

The purchase price for the Company’s shares would be $27.50 per share. I believe this offer presents an excellent opportunity for PERY shareholders to realize an attractive, all-cash premium for their shares at a favorable valuation in a very challenging operating environment. The proposal creates immediate liquidity for PERY shareholders, an opportunity not otherwise available to them given the market capitalization and trading characteristics of the Company’s stock. This valuation represents a 22% premium over the closing price on February 5, 2018 and a premium to the stock’s 52-week high.

I believe that it would be in the best interests of the Company and its shareholders to pursue a transaction at $27.50 per share.

Financing

I expect to finance the transaction with a combination of debt and equity. I contemplate contributing my existing equity ownership of the Company. As you are aware, my son Oscar owns an additional 7.9% of the outstanding common stock of the Company. As part of a negotiated transaction with the Company, I would anticipate discussing with him whether he would also contribute his existing equity ownership of the Company. Fortress is an affiliate of Fortress Investment Group LLC, which is a leading, highly diversified global investment manager with approximately $36.1 billion of assets under management as of September 30, 2017. Fortress can commit 100% of the cash equity required to consummate the transaction. Fortress has received the requisite internal approvals to submit this proposal.

Timing and Advisors

Given my extensive history and knowledge of the Company, I am well positioned to negotiate and complete the transaction in an expedited manner and to promptly enter into discussions so that we can negotiate a merger agreement acceptable to all parties. To facilitate a transaction, I have engaged SCOPE Advisors, LLC as my financial advisor and Olshan Frome Wolosky LLP and Stearns Weaver Miller Weissler Alhadeff & Sitterson as my legal counsel and Fortress has engaged Kirkland & Ellis LLP as its legal counsel. We are ready to negotiate a definitive merger agreement which would contain customary terms and conditions for transactions of this type. Representatives of SCOPE Advisors, Olshan, Stearns Weaver and Kirkland & Ellis are available to meet with the Board of Directors to discuss this proposal at your earliest convenience.

Conditions and Due Diligence

Any transaction would be subject to: (a) completion of due diligence, including financial, legal, accounting and tax diligence, with results satisfactory to us in our sole discretion; (b) receipt of financing commitments with respect to the financing necessary to complete this transaction; (c) negotiation of a satisfactory acquisition agreement with customary terms and conditions; (d) reaching an agreement among Fortress and the equity rollover participants with respect to the terms of a shareholders’ agreement; and (e) reaching agreements with the management of the Company with respect to their ongoing roles as managers of the Company. We are prepared to commence work immediately to satisfy these conditions. Fortress and I are highly confident that the conditions can be satisfied expeditiously.

No Binding Commitment

This letter does not constitute a binding commitment or obligation of the undersigned and the undersigned may terminate discussions regarding this proposal or a transaction at any time and for any reason (or no reason). No commitment (including any obligation to negotiate) shall arise with respect to this acquisition proposal or a transaction unless and until such time as definitive documentation that is satisfactory to the undersigned and approved by the board of directors of the Company is executed and delivered, and then will be on the terms provided in such documentation.

Qualifications of Fortress

Fortress is an affiliate of Fortress Investment Group LLC, which is a leading, highly diversified global investment manager with approximately $36.1 billion of assets under management as of September 30, 2017. Founded in 1998, Fortress Investment Group LLC manages assets on behalf of over 1,750 institutional clients and private investors worldwide across a range of credit and real estate, private equity and permanent capital investment strategies. As of September 30, 2017, Fortress Investment Group LLC had 969 asset management employees, including 216 investment professionals, at its headquarters in New York and its affiliate offices around the globe.

Fortress Investment Group LLC operates as an independent subsidiary of SoftBank Group. SoftBank Group is a global conglomerate. Through its investment management business, SoftBank manages in excess of $100 billion.

Fortress Investment Group LLC has been a major investor in branded apparel, retail, intellectual property and licensing businesses since the firm’s founding, and its activities have included private equity investing, lending, and acquiring assets totaling over $7 billion.

* * * * *

While I appreciate and respect the Board’s need to conduct an appropriate process in evaluating my proposal, time is of the essence and your prompt consideration to this proposal is requested. I expect that the Board will form a special committee of independent directors to consider my proposal on behalf of the Company’s public stockholders and to recommend to the Board whether to approve the proposal. I will vote in favor of that delegation of authority. I also encourage the special committee to retain its own financial advisor and legal counsel to assist in its review. I would welcome the opportunity to present my proposal to the special committee as soon as possible. To the extent I fail to hear a favorable response from the Board to my proposal by March 10, 2018, I intend to evaluate all of my options as a stockholder of the Company and take appropriate action with respect to my investment.

Sincerely,

/s/ George Feldenkreis

George Feldenkreis

Fortress Credit Advisors LLC, for itself and/or as agent on behalf of one or more funds or accounts managed by affiliates of Fortress Credit Advisors LLC
By: /s/ Constantine M. Dakolias ____
Name: Constantine M. Dakolias
Title: President